Exhibit 99.1

NEWS RELEASE

For Immediate Release

TUFCO TECHNOLOGIES, INC. ANNOUNCES
RESULTS FOR FISCAL SECOND QUARTER AND FIRST SIX MONTHS OF 2005

GREEN BAY, WI (May 10, 2005)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leader in providing diversified contract wet and dry wipes converting and printing, as well as specialty printing services and business imaging products, today announced results for its fiscal second quarter and first six months of 2005. Sales for the quarter were $21,215,000, up 5% from $20,199,000 for the 2004 fiscal year second quarter. For the six months, sales increased to $41,219,000 compared to $33,244,000 for the first six months of fiscal 2004.

Earnings for the 2005 second quarter were $140,000, or $0.03 per share compared to last year’s second quarter income of $322,000, or $0.07 per share. For the first six months of fiscal 2005 net income was $547,000, or $0.12 per share compared to the first six months of fiscal 2004 net income of $574,000, or $0.12 per share.

In commenting on the second quarter earnings, Louis LeCalsey, III, Tufco’s President and Chief Executive Officer said, “As we have previously stated, we are primarily a business to business seller of manufacturing services, and are thus subject to consumer demand for our customers’ products. So far this year, market demand for the products of certain of our customers has been below expectations and customer forecasts for certain of their existing products remain below target. In addition, due to market conditions affecting some of our key customers, new product start-ups have been postponed or otherwise delayed. On a bright note, we continue to add new customers and will be starting up a number of new projects and products. That activity is now scheduled for the fiscal fourth quarter and early in fiscal 2006. Our customers also expect the currently lower demand for their existing products will rebound later this year in response to market building measures they are undertaking. In the meantime, we have taken internal steps to reduce costs and expect to continue to do so.”

“Our balance sheet and cash flow remain strong, we have essentially no balance sheet debt and virtually our entire $10 million credit line is available,” he concluded.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2005 results in comparison to fiscal 2004, contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, or an inability of management to successfully reduce operating expenses in relation to net sales without damaging the long-term direction of the Company. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	March 31,	September 30,
	2005	2004
ASSETS
Cash & Cash Equivalents	$6	$8
Accounts Receivable — Net	9,729	12,639
Inventories	10,970	9,625
Other Current Assets	900	778

Total Current Assets	21,605	23,050
Property, Plant and Equipment — Net	15,649	16,329
Goodwill — Net	7,212	7,212
Other Assets	331	392

Total	$44,797	$46,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$5,876	$5,917
Accrued Liabilities	2,119	2,710

Total Current Liabilities	7,995	8,627
Long-Term Debt — Less current portion	500	2,500
Deferred Income Taxes	487	406
Common Stock and Paid-in Capital	25,136	25,136
Retained Earnings	11,692	11,145
Treasury Stock	(1,013)	(831)

Total Stockholders’ Equity	35,815	35,450

Total	$44,797	$46,983

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
Net Sales	$21,215	$20,199	$41,219	$33,244
Cost of Sales	19,824	18,333	38,377	29,805

Gross Profit	1,391	1,866	2,842	3,439
SG&A Expense	1,157	1,298	2,336	2,417
(Gain) Loss on Asset Sales	—	(2)	(416)	1

Operating Income	234	570	922	1,021
Interest Expense	(8)	(14)	(22)	(29)
Interest Income and Other Income	5	7	20	7

Income Before Income Tax	231	563	920	999
Income Tax Expense	91	241	373	425

Net Income	$140	$322	$547	$574

Basic Earnings Per Share:
Net Income	$0.03	$0.07	$0.12	$0.13
Diluted Earnings Per Share:
Net Income	$0.03	$0.07	$0.12	$0.12
Weighted Average Common Shares Outstanding:
Basic	4,573,277	4,582,344	4,577,811	4,582,344
Diluted	4,598,096	4,604,783	4,606,707	4,597,317